UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/01/2006

Suncoast Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-26231

Florida	65-0827141
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8592 Potter Park Drive
Suite 200
Sarasota, Florida 34238
(Address of principal executive offices, including zip code)

941-923-0500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Compensation of John T. Stafford

The Board of Directors of SunCoast Bank (the "Bank") , a wholly-owned subsidiary of Suncoast Bancorp, Inc., has set the annual base salary of John T. Stafford, President and Chief Executive Officer, at $104,186, effective as of January 1, 2006. In addition, Mr. Stafford is also entitled to receive an annual automobile allowance of $10,800 and annual payment for club dues of $3,210. In addition, as a director of the Bank Mr. Stafford is entitled to receive directors fees in the amount of $300 for each meeting of the board of directors attended by Mr. Stafford, which would result in directors fees payments to Mr. Stafford of $3,600 annually if all such meetings were attended by Mr. Stafford.

Compensation of John S. Wilks

Pursuant to the terms of an employment agreement previously entered into between John S. Wilks, Senior Vice President and Chief Financial Officer, and the Bank on March 15, 2005, the Board of Directors of the Bank has set the base annual salary for Mr. Wilks at $85,037, effective as of January 1, 2006.

Compensation of William F. Gnerre

Pursuant to the terms of an employment agreement previously entered into between William F. Gnerre, Executive Vice President and Chief Operating Officer, and the Bank on March 15, 2005, the Board of Directors of the Bank has set the base annual salary for Mr. Gnerre at $103,073, effective as of January 1, 2006. In addition, Mr. Gnerre is also entitled to receive an annual automobile allowance of $7,200 and annual payment for club dues of $4,800. In addition, as a director of the Bank Mr. Gnerre is entitled to receive directors fees in the amount of $300 for each meeting of the board of directors attended by Mr. Gnerre, which would result in directors fees payments to Mr. Gnerre of $3,600 annually if all such meetings were attended by Mr. Gnerre.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Suncoast Bancorp, Inc.

Date: January 26, 2006	By:	/s/ John S. Wilks, Jr.
John S. Wilks, Jr.
Senior Vice President & Chief Financial Officer